Exhibit 3.3
ARTICLES OF INCORPORATION
OF
CPA 16 HOLDINGS INC.
I. INCORPORATOR AND NAME
     THE UNDERSIGNED, Thomas E. Zacharias, whose address is 50 Rockefeller Plaza, New York, New York 10020, being at least eighteen (18) years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland. The name of the corporation is CPA 16 Holdings Inc. (the “Company”).
II. PURPOSE
     The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
III. CAPITAL STOCK
     (a) The total number of shares of stock of all classes which the Company has authority to issue is 400,000,000 shares of capital stock (par value $0.001 per share), amounting in an aggregate to $400,000 par value, all of which shares are initially classified as “common stock” (the “Shares”).
     (b) Each Share shall be entitled to one vote and shall share equally, on a per Share basis, in the dividends of the Company.
     (c) The Shares shall, upon issuance and payment therefor, be fully paid and non-assessable.
     (d) No holder of Shares of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of Shares of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.
     (e) The Board of Directors may authorize the issuance from time to time of shares of stock of any class or series, whether now or hereafter authorized, or securities convertible into shares of stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Company (the “Bylaws”).
     (f) The Board of Directors may, by articles supplementary, classify or reclassify any unissued stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption of such stock.
     (g) The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Company, may amend the charter of the Company (the “Charter”) from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue.
IV. PRINCIPAL OFFICE AND RESIDENT AGENT
     The principal office of the Company is located at c/o CSC — Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The resident agent of the Company is CSC — Lawyers Incorporating Service Company, which is a Maryland corporation whose post office address is 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.
V. BOARD OF DIRECTORS
     (a) The business and affairs of the Company shall be managed under the direction of the Board of Directors. The number of directors of the Company initially shall be one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name of the director who shall serve until the first annual meeting of stockholders and until his successor is duly elected and qualifies is:
Thomas E. Zacharias.
     (b) Directors may be removed with or without cause upon the affirmative vote of at least a majority of all the votes entitled to be cast at a stockholders’ meeting called for the purpose of such proposed removal.
     (c) A vacancy or vacancies among the directors shall exist when any previously authorized position of a director is not then filled by a duly elected or appointed director whether caused by death, resignation or removal, or due to an increase in the authorized number of directors. Any such vacancy or vacancies shall be filled as provided in the Bylaws.
     (d) The directors are expressly authorized to make, alter, amend or repeal the Bylaws in the manner and for the purposes specified therein.
     (e) If the Company elects to qualify for U.S. federal income tax treatment as a REIT, the directors shall use their reasonable best efforts to take such actions as are necessary or appropriate to preserve the qualification of the Company as a REIT; however, if the directors determine that it is no longer in the best interests of the Company to continue to be qualified as a REIT, the directors may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code. The directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.
VI. INDEMNIFICATION AND LIMITATION OF LIABILITY
     (a) The Company shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Company or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served as a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.
     (b) To the maximum extent permitted by the statutory or common law of Maryland, as amended or interpreted, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages. No amendment to the Charter or repeal of any of its provisions shall limit or eliminate the benefits provided to the directors and officers under this Article VI with respect to any act or omission which occurred prior to such amendment or repeal.
     (c) Each provision of this Article VI shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.
VII. OWNERSHIP LIMIT
     (a)
(i)	No Person may have Ownership of more than 9.8 percent (by number or value, whichever is more restrictive) of the issued and outstanding Shares, or such other amount as determined by the Board of Directors (“Ownership Limit”), and no Shares or other subsequently issued Securities of the Company (as prescribed by an appropriate amendment to the Charter) shall be accepted, purchased, or in any manner acquired by any Person if such issuance or transfer would result in that Person’s Ownership of Shares and/or such Securities, together, exceeding the Ownership Limit.

(ii)	No Person may have Ownership of Shares, and no Shares or other subsequently issued Securities of the Company (as prescribed by an appropriate amendment to the Charter) shall be accepted, purchased, or in any manner acquired by any Person if such Ownership, issuance or transfer would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the Ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Ownership that would cause the Company to own an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant could cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)	Any issuance or transfer of Shares that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.
     (b) If any Shares are accepted, purchased, or in any manner acquired by any Person (a “Prohibited Owner”) resulting in a violation of Article VII(a)(i) or Article VII(a)(ii) hereof, such issuance or transfer shall be valid only with respect to such amount of Shares so issued or transferred as does not result in a violation of Article VII(a)(i) or Article VII(a)(ii) hereof, and such acceptance, purchase or acquisition shall be null and void with respect to the amount of Shares (rounded up to the nearest whole Share) that results in a violation of Article VII(a)(i) or Article VII(a)(ii) hereof (“Excess Shares”). If the last clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, such Prohibited Owner shall be conclusively deemed to have acted as an agent on behalf of the Company, if such Excess Shares are redeemed, or the transferee, if such Excess Shares are transferred pursuant to a Permitted Transfer (as defined below) (the Company or transferee, as applicable, the “Ultimate Owner”), in acquiring the Excess Shares and to hold such Excess Shares on behalf of the Ultimate Owner. Any Person who receives dividends, interest or any other distribution paid on account of Excess Shares shall hold and retain these dividends, interest or any other distribution as an agent for the Ultimate Owner.
     While the Excess Shares are so held by a Prohibited Owner on behalf of the Ultimate Owner, such Excess Shares shall not have any voting rights and shall not be considered for purposes of any stockholder vote and/or for determining a quorum for such a vote. The Prohibited Owner shall have no rights in any Excess Shares, shall not benefit economically from Ownership or possession of any Excess Shares, and shall have no rights to dividends or other distributions. The Excess Shares shall be issued and outstanding Shares of the Company.
     In the event that a Prohibited Owner knowingly holds Excess Shares and the Company consequently loses its status as a REIT under the Code or becomes a personal holding company, such Prohibited Owner shall be required to indemnify the Company for the full amount of any damages and expenses (including increased corporate taxes, attorneys’ fees and administrative costs) resulting from the Company’s loss of its REIT qualification under the Code.
     Upon discovering the Ownership of any Excess Shares, the Board of Directors may take such actions as it deems advisable to refuse to give effect to the Ownership of such Excess Shares by the Prohibited Owner, including without limitation, (i) causing the Company to immediately redeem such Excess Shares from the Prohibited Owner at the Purchase Price or (ii) granting the Prohibited Owner 30 days to transfer such Excess Shares, at a price that does not exceed the Purchase Price, to any Person whose Ownership of such Excess Shares would not result in a violation of Article VII(a)(i) or Article VII(a)(ii) hereof (a “Permitted Transfer”). In connection with such a redemption or Permitted Transfer, the Prohibited Owner shall pay to the Ultimate Owner any dividend or other distribution paid on the Excess Shares prior to the discovery that such Prohibited Owner held Excess Shares. Upon a Permitted Transfer, the Company shall pay or distribute to the transferee any dividends on the Excess Shares not previously paid or distributed. If such Excess Shares are not transferred within such 30 day period, the Company will redeem such Shares at the Purchase Price.
     (c) For purposes of this Article VII:
(i) The term “Individual” shall mean any natural person and those organizations treated as natural persons in Section 542(a) of the Code.
(ii) The term “Ownership” (including “own” or “owns”) of Shares means beneficial ownership. Beneficial ownership, for this purpose shall be defined in accordance with or by reference to Sections 856, 542, 544 and 318 of the Code.
(iii) The term “Person” includes an Individual, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity and also includes a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(iv) The term “Securities” means all securities, excluding currently outstanding Shares, which subsequently may be issued by the Company.
(v) The term “Purchase Price” shall mean the lesser of the price paid for the relevant Excess Shares by the Prohibited Owner (or, if the Prohibited Owner’s acquisition of the

Excess Shares was not a purchase of such shares at their fair market value, the fair market value of the Excess Shares on the date they were acquired by the Prohibited Owner) and the fair market value of the Excess Shares at the time of the Permitted Transfer or redemption, as applicable.
     (d) The Ownership Limit set forth in Article VII(a)(i) or Article VII(a)(ii) hereof shall not apply to acquisitions of Shares pursuant to a cash tender offer made for all outstanding Shares (including Securities convertible into common stock, which subsequently may be issued by the Company) in conformity with applicable federal and state securities laws where at least 85 percent of the outstanding Shares (not including Shares or subsequently issued Securities convertible into common stock, which are held by the tender offeror and/or any “affiliates” or “associates” thereof within the meaning of the Exchange Act) are duly tendered and accepted pursuant to the cash tender offer; nor shall the Ownership Limit apply to the acquisition of Shares by an underwriter in a public offering of the Shares, or in any transaction involving the issuance of the Shares by the Company, in which a majority of the directors determines that the underwriter or other Person or party initially acquiring such Shares will make a timely dividend of such Shares to or among other Persons such that, following such dividend, none of such Shares will be Excess Shares.
     (e) The directors may exempt from the Ownership Limit certain designated Shares while owned by a Person who has provided the directors with appropriate assurances acceptable, in their sole discretion, to a majority of the directors and their counsel that the qualification of the Company as a REIT would not be jeopardized.
     (f) Nothing herein contained shall limit the ability of the Company to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT.
     (g) If the Company has 2,000 or more stockholders, all Persons who own five percent or more of the Company’s outstanding Shares (or if the Company has more than 200 and less than 2,000 stockholders, all Persons who own one percent or more of the Company’s outstanding Shares; or if the Company has 200 or fewer stockholders, all Persons who own at least one half of one percent of outstanding Shares) during any taxable year of the Company shall file with the Company an affidavit setting forth the number of Shares during such taxable year (i) owned directly (held of record by such Person or by a nominee or nominees of such Person) and (ii) owned indirectly (by reason of Sections 318, 542, 544 and 856 of the Code or for purposes of Section 13(d) of the Exchange Act) by the Person filing the affidavit. The affidavit to be filed with the Company shall set forth all the information required to be reported (A) in returns of stockholders under income tax regulation 1.857-9 or similar provisions of any successor regulation and (B) in reports to be filed under Section 13(d) of the Exchange Act. The affidavit or an amendment to a previously filed affidavit shall be filed with the Company annually within 60 days after the close of the Company’s taxable year. A Person shall have satisfied the requirements of this Article VII(g) if the Person furnishes to the Company the information in such Person’s possession after such Person has made a good faith effort to determine the Shares it indirectly owns and to acquire the information required by income tax regulation 1.857-9 or similar provisions of any successor regulation.
     (h) If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
     (i) The affirmative vote of stockholders owning not less than two-thirds of all outstanding Shares entitled to vote in the election of directors, considered for purposes of this Article VII as one class, shall be required to amend, alter, change, repeal or rescind any provision of this Article VII or to adopt any provisions inconsistent with this Article VII.
VIII. STOCKHOLDERS’ CONSENT IN LIEU OF MEETING
     Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and as set forth in the Bylaws.
IX. AMENDMENT
     The Company reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to Articles VI, VII or IX hereof and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. However, any amendment to Articles VI, VII or IX hereof shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.
X. DEFINITIONS & MISCELLANEOUS
     (a) As used herein, the following terms shall have the respective meanings indicated:
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“REIT” shall mean real estate investment trust as governed by Sections 856-860 of the Code.
     (b) In the event any sentence or paragraph of the Charter is declared by a court of competent jurisdiction to be void, such sentence or paragraph shall be deemed severed from the remainder of the Charter and the balance of the Charter shall remain in effect.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act, on December 9, 2010.

/s/ Thomas E. Zacharias
Thomas E. Zacharias
Incorporator